Exhibit 10.7
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of October 28, 2024, by and between John Ratigan (“Executive”) and Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

1.           Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

2.          Employment Term. Executive’s employment with the Company pursuant to the terms of this Agreement shall be effective as of October 28, 2024 (the “Effective Date”), and shall continue until the third anniversary of the Effective Date (the “Initial Term”) and thereafter, shall continue on a year-to-year basis (each, a “Renewal Term”), unless either party provides the other written notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as applicable (a “Notice of Non-Renewal”); provided, that the Initial Term or any Renewal Term may be ended earlier pursuant to Section 5 of this Agreement.

3.         Position, Duties and Responsibilities; Performance.

3.1.       Position, Duties and Responsibilities. During the Employment Term, Executive shall be employed and serve as President and Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties, authority and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

3.2.         Performance. Executive shall devote substantially all of Executive’s business time, attention, skill, and efforts to the performance of Executive’s duties under this Agreement and, except as provided below, shall not engage in any other business or occupation, including any outside employment or consulting services, during the Employment Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of Executive’s judgment in the Company’s best interests. Notwithstanding the foregoing, nothing in this Section 3.2 shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of for-profit public or private companies (other than the Company) or as a member of the boards of directors or advisory boards (or their equivalents) of other social, community or charitable organizations, (ii) engaging in charitable activities, social and community affairs (including as an informal advisor to charitable, social or community organizations), (iii) delivering lectures, engaging in social media, participating in symposiums, panel discussions, fireside chats, industry and professional engagements and various other thought leadership endeavors, and (iv) managing Executive’s personal investments and related affairs or engaging as a passive investor in other companies (collectively, the “Permitted Activities”); provided, however, that the activities set out in clauses (i), (ii), (iii), and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder and do not conflict with any applicable Company policy on conduct.

3.3.     Place of Performance. Executive shall spend time, as is necessary to perform his duties, at the Company’s Headquarters, although Executive understands that the Company’s scope of operations and future business interests will require Executive to travel frequently to other offices of the Company Group, as well as travel to various other customers, partners, suppliers and other entities relevant to, or potentially relevant to the Company’s current and future potential business interests across the United States and globally during the Employment Term. Executive will use his judgement to prioritize the focus of his efforts in this regard and operate in the long-term best interest of the Company.

4.        Compensation. During the Employment Term, Executive shall be entitled to the following compensation:

4.1.         Base Salary. Executive shall be paid an annualized base salary of $750,000 in periodic installments in accordance with the Company’s customary payroll practices, subject to annual review, with adjustments, if any, as may be approved in writing by the Company’s Compensation Committee.

4.2.         Annual Bonus. For each completed fiscal year of the Employment Term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, Executive’s annual target bonus opportunity shall be equal to 100% of Base Salary (the “Target Bonus”), based on the achievement of individual performance goals and Company performance goals (such Company performance goals that are the same as the Company performance goals applicable to the other senior executive officers of the Company, as a group) as are established by the Board; provided, that, depending on the results, Executive’s actual bonus may be lower or higher than the target amount, with a minimum bonus opportunity of 0% of Base Salary and a maximum bonus opportunity of 200% of Base Salary or such higher amount as is provided to other similarly situated senior executives of the Company for the applicable fiscal year, as determined by the Board. The Annual Bonus shall otherwise be subject to the terms and conditions adopted by the Board or the Company’s Compensation Committee under which bonuses are generally payable to senior executives of the Company, as in effect from time to time, and reflected in the Company’s compensation guidelines. The Annual Bonus, if any, shall be paid no later than the end of the calendar year in which the fiscal year to which it relates ends promptly after completion of the Company’s audited year-end financial statements for such fiscal year (but in any event by the end of the calendar year in which the fiscal year ends) and at the same time as annual bonuses are paid to the other senior executive officers of the Company. In order to be eligible to earn an Annual Bonus, except as otherwise set forth in Section 5.5, Executive must be employed by the Company through the date of payment of the Annual Bonus.

4.3.       Equity Incentive. Subject to approval by the Board or the Company’s Compensation Committee, following the Effective Date, Executive will be granted equity awards as follows, each of which shall be subject to the terms of the Equity Plan and the applicable award agreements which shall be entered into following the Effective Date:

(a)          An annual grant of a number of restricted stock units equal to $400,000 divided by the Share Price (rounded up to the nearest whole share) on the date of grant, which shall vest in equal annual installments on each of the first three (3) anniversaries of the grant date, subject to Executive’s continued employment on each such vesting date.

(b)          An annual grant of a target number of long-term performance shares equal to $800,000, of which $200,000 shall be settled in cash and $600,000 shall be settled in common stock divided by the Share Price (rounded up to the nearest whole share) on the date of grant, all of which shall vest on the third anniversary of the grant date based on achievement, as determined by the Board, of performance objectives relating to the EBITDA, revenue and the relative total shareholder return of the Company’s common stock relative to the total shareholder return of the S&P 600 Index over a three (3) year performance period, subject to Executive’s continued employment through the third anniversary of the grant date.

(c)          A one-time grant of 100,000 long-term performance shares (the “VWAP PSUs”), which shall vest subject to achievement of certain volume weighted average price (“VWAP”) targets. The VWAP PSUs will be eligible to vest on or before the third anniversary of the grant date with (i) 25% of the VWAP PSUs vesting if the Company’s 60-day VWAP equals or exceeds $8.00, (ii) 25% of the shares subject to the PSUs vesting if the Company’s 60-day VWAP equals or exceeds $10.00, (iii) 25% of the shares subject to the PSUs vesting if the Company’s 60-day VWAP equals or exceeds $12.00 and (iv) 25% of the shares subject to the PSUs vesting if the Company’s 60-day VWAP equals or exceeds $14.00.

4.4.         [RESERVED]

4.5.       Employee Benefits. During the Employment Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

4.6.         Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures and the terms and conditions of this Agreement.

5.          Termination of Employment.

5.1.        General. The Employment Term, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein or in any plan or grant, all of Executive’s rights to Base Salary, Annual Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder (the “Termination Date”).

5.2.         Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group or any other entities for which Executive serves as a representative of the Company, including, but not limited to, the Board.

5.3.       Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability upon the giving of written notice to Executive while the Disability exists, such termination to be effective upon Executive’s receipt of such written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 5.3, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

5.4.      Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination; provided, however, that Executive’s termination will be subject to any applicable cure period set forth in the definition of Cause and if applicable, will only be effective if Executive fails to cure the event or circumstance constituting “Cause” within such cure period. In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 5.4, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

5.5.        Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon delivery to Executive of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(a)         The Accrued Obligations;

(b)          Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half months following the last day of the fiscal year in which such termination occurred;

(c)         Subject to satisfaction of the performance objectives applicable for the fiscal year in which such termination occurs, as determined by the Board, an amount equal to (A) the Annual Bonus otherwise payable to Executive for the fiscal year in which such termination occurred, assuming Executive had remained employed through the applicable payment date, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (or 366, as applicable), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half months following the last day of the fiscal year in which such termination occurred;

(d)          An amount equal to one times Executive’s Base Salary at the time of the Termination Date, such amount to be paid in one lump sum on the sixtieth (60th) day following the Termination Date (the “Payment Date”); and

(e)          If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents. Any such reimbursement for the period prior to the Payment Date shall be paid to Executive in a lump sum on the Payment Date and any reimbursement for any month (or portion thereof) on and after the Payment Date shall be paid to Executive on the tenth day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the first anniversary of the Termination Date (the “Benefits Reimbursement Period”); (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.5(e) would violate the nondiscrimination rules applicable to non-grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the parties agree to reform this Section 5.5(e) in a manner as is necessary to comply with PPACA.

Notwithstanding the foregoing, the payments and benefits described in clauses (b), (c), (d) and (e) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches Section 9 of this Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 5.5, Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

5.6.            Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason in accordance with the time periods and cure periods set forth in the definition of Good Reason. Executive shall be entitled to the same payments and benefits as provided in Section 5.5 hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 5.5 hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 5.6, Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

5.7.         Termination by Executive without Good Reason or Termination Following a Notice of Non-Renewal. Executive may terminate Executive’s employment without Good Reason by providing the Company ninety (90) days’ prior written notice of such termination (a “Termination Without Good Reason”). In the event of a Termination Without Good Reason or a termination of Executive’s employment as a result of a Notice of Non-Renewal, Executive shall be entitled only to the Accrued Obligations. In the event of a Termination without Good Reason, the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following a Termination Without Good Reason or a termination of Executive’s employment as a result of a Notice of Non-Renewal, except as set forth in this Section 5.7, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

5.8.        Termination of Employment in Connection With a Change in Control. Notwithstanding the terms set forth in Section 5.5 and 5.6, if Executive’s employment with the Company is terminated pursuant to Section 5.5 or Section 5.6 hereof (i) within 90 days prior to the effective time of a Change in Control or (ii) from the effective time of a Change in Control until the date that is 12 months after the occurrence of a Change in Control, subject to the same conditions on payment and benefits set forth in Section 5.5, (i) Executive shall be entitled to the payments and benefits provided in Sections 5.5(a), (b), (c) and (e) hereof, (ii) the Benefits Reimbursement Period shall be the second anniversary of the Termination Date, and (iii) Executive shall be entitled to an amount equal to one and a half (1.5) times the sum of (y) an amount equal to Executive’s Base Salary at the time of the Termination Date plus (z) an amount equal to Executive’s Target Bonus for the year in which the Termination Date occurs, such amount to be paid in one lump sum on the Payment Date; provided, however, in the event such termination occurs within the 90 day period prior to the effective time of a Change in Control, the amount due to Executive under clause (ii) that is in excess of the amount previously paid to

Executive under Section 5.5(d), shall be paid within sixty (60) days following the effective time of such Change in Control, and (iii) all equity incentive awards held by Executive which are subject to performance-based vesting conditions will vest based upon target performance, effective as of the date of Executive’s termination and will be settled within 60 days of the later of the Termination Date or, if later, Change in Control (or, to the extent required to comply with Section 409A of the Code, such later time as specified in the applicable award agreement). For the avoidance of doubt, Executive shall not be entitled to duplicate amounts under Section 5.5(d) and clause (ii) of the foregoing sentence. With respect to clause (iii) of the foregoing sentence, in the event of a termination of employment which occurs prior to a Change in Control, any such award shall remain outstanding for ninety (90) days following such termination of employment and, if no Change in Control has occurred as of such date, shall be treated in accordance with the terms of the applicable award agreement (including, if applicable, treating any unvested performance-based equity incentive awards as forfeited as of the Termination Date).

5.9.        Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 5.5, Section 5.6 or 5.8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, and any remaining Severance Benefits thereafter due shall be provided to Executive according to the applicable schedule set forth herein.

6.            Section 280G. Notwithstanding anything to the contrary in this Agreement, this Section 6 shall apply in the event of (i) a “change in the ownership or effective control” of the Company or (ii) a “change in the ownership of a substantial portion of the assets” of the Company, each within the meaning of Section 280G of the Code (collectively, an “Excise Tax Event”). If an Excise Tax Event is consummated, and as a result any payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable Excise Tax and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made in the following order: (1) by reducing the amounts of any payments or benefits that would not constitute deferred compensation under Section 409A, to the extent necessary to decrease the payments subject to the Excise Tax, as agreed by the Company and Executive; (2) next, by reducing, payments or benefits to be paid in cash hereunder and that constitute deferred compensation under Section 409A in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time); and (3) finally, by reducing any non-cash or in-kind benefit to be provided hereunder and that constitute deferred compensation under Section 409A in a similar order to that described in clause (2). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s Excise Tax liabilities.

7.           Cooperation. The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided, that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate based on Executive’s Base Salary on the Termination Date, unless such time is as a witness in a legal proceeding, in which case the Company will only pay costs and expenses as permitted by law.

8.          Confidential Information. Executive recognizes that the nature of Executive’s services are such that Executive will have access to information that constitutes trade secrets, is of a confidential nature, is of great value to the Company Group or is the foundation on which the business of the Company is predicated (“Confidential Information”). Executive agrees, during his employment and thereafter, not to disclose to any person other than the Company Group’s employees or the Company Group’s legal counsel or other parties authorized by the Company Group to receive confidential information nor use for any purpose, other than the performance of this Agreement, any Confidential Information. Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant or other person or entity employee by the Company in any capacity, any customer, borrower or business associate of the Company Group or any public authority having jurisdiction over the Company Group of any business activity conducted by the Company Group; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company Group (whether or not such information was developed in the performance of this Agreement) with respect to the Company Group or any assets, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information will not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company Group or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. The foregoing notwithstanding, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of Executive. The provisions of this Section 8 will survive the termination, expiration or cancellation of Executive’s employment. Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. Executive further agrees that if Executive executes additional Company policies or agreements to protect the Confidential Information, this Agreement shall be read in conjunction with any such policies or Agreements to provide the broadest and greatest protection to the Confidential Information.

9.          Protective Covenants.

9.1.        Acknowledgment. Executive understands that the nature of Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company Group. Executive understands and acknowledges that the intellectual services he provides to the Company Group are unique, special, and extraordinary. Executive further understands and acknowledges that the Company Group’s ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.

9.2.        Non-Competition. Executive covenants and agrees that during his employment with the Company and for a period of twenty-four (24) consecutive months after the Termination Date, irrespective of the reason for the termination (the “Restricted Period”), Executive will not directly or indirectly, engage in any business (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise, other than as the owner of less than 1% of the outstanding class of a publicly traded security) which competes with the business in which the Company is presently engaged or may be engaged at any time during the Employment Term. Nothing in this Section 9.2 shall be construed as limiting Executive’s duty of loyalty to the

Company while he is employed by the Company, or any other duty he may otherwise have to the Company while he is employed by the Company.

9.3.        Non-Solicitation of Employees. Executive covenants and agrees that during the Restricted Period, Executive shall not, individually or jointly with others, directly or indirectly, recruit, hire, encourage, or attempt to recruit or hire, or by assisting others, any employees of the Company Group with whom Executive worked, had business contact, or about whom Executive gained non-public or Confidential Information (the “Company Group’s employees or former employees”), nor shall Executive contact or communicate with same, other than on behalf of the Company Group, for the purpose of inducing, assisting, encouraging and/or facilitating the Company Group’s employees to terminate their employment with the Company Group or find employment or work with another person or entity.

Additionally, Executive shall not provide or pass along to any person or entity the name, contact and/or background information about any of the Company Group’s employees or provide references or any other information about them. Additionally, Executive shall not provide or pass along to the Company Group’s employees any information regarding potential jobs or entities or persons to work for, including but not limited to, job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications. Further, Executive shall not offer employment to or work to any employees of the Company Group’s employees or former employees. For purposes of this covenant “Company Group’s employees or former employees” shall refer to employees of the Company Group Executive supervised, was supervised by, or otherwise worked with in any capacity during the twelve (12) month period prior to the Termination Date.

9.4.        Non-Solicitation of Customers. Executive understands and acknowledges that because of Executive’s experience with and relationship to the Company Group, he will have access to and learn about much or all of the Company Group’s customer information and goodwill. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to Company’s industry. Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company. Executive agrees and covenants, that during the Restricted Period, Executive shall not, directly or indirectly, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

9.5.        Reasonableness. The Company and Executive have attempted to specify a reasonable period of time and reasonable restrictions to which the provisions of this Section 9 shall apply. The Company and Executive agree, however, that if a court or agency of competent jurisdiction determines that any of the terms of this Section 9 are not enforceable because they are overbroad or for any other reason, the provisions of this Section 9 shall be reformed and modified to reflect restrictions that are determined to be reasonable by such court or agency of competent jurisdiction.

10.         Non-Disparagement. Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 10 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided, that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Company’s General Counsel. The Company agrees and covenants that, as soon as reasonably practicable following the date hereof, it shall instruct its executive officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

11.         Acknowledgement. Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the protective covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group.

12.          Remedies. In the event of a breach or threatened breach by Executive of Sections 7 10 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

13.         Arbitration. The Company and Executive mutually consent to the final resolution by binding arbitration in New York, New York, of any and all claims or disputes the Company may have against or with Executive, and/or Executive may have against or with Company. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof for employment disputes as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties. Notwithstanding the foregoing, expressly excluded from Arbitration are any claims Executive may have for workers’ compensation benefits or unemployment compensation benefits. Also excluded are claims for declaratory relief or injunctive relief and/or damages arising from alleged unfair competition or solicitation, theft of trade secrets or business property, or the enforceability or breach of protective covenants.

14.         Proprietary Rights.

14.1.       Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

14.2.            Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

14.3.       Further Assurances; Power of Attorney. During and after his employment, Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by Executive’s subsequent incapacity.

14.4.       No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.

15.          Exit Obligations. Upon voluntary or involuntary termination of Executive’s employment, Executive shall (i) provide or return to the Company any and all Company Group property and all Company Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company Group or any of its business associates or created by Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company Group devices, networks, storage locations and media in Executive’s possession or control.

16.        Publicity. Executive hereby irrevocably consents to any and all uses and displays, by the Company Group and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company Group (“Permitted Uses”) without further consent from or royalty, payment or other compensation to Executive. Executive hereby forever waives and releases the Company Group and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company Group’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

17.        Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

18.         Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, or recoupment of agreed amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule, no right shall exist with regard to setoff or recoupment to the extent it would violate Section 409A of the Code and there shall be no right to setoff or recoupment with regard to any not agreed upon amounts. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 5.5(e), the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

19.         Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles; provided, however, that any provisions relating to equity compensation shall also be subject to any federal or state securities laws that may be applicable and the rules of any stock exchange on which the relevant equity is listed for trading.

20.         Entire Agreement. Except as expressly set forth herein, this Agreement contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, except that nothing herein shall be deemed to alter or amend that certain Indemnification Agreement between Executive and the Company or any of Executive’s obligations pursuant to any agreement or plan concerning confidential and proprietary information, intellectual property, or any other protective or restrictive covenants, each of which is intended to be preserved hereby and shall be in addition to, and not in lieu of, the similar restrictions and covenants set forth herein.  The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

21.        Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an executive officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

22.        Severability. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitrator shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

23.          Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any Section or paragraph.

24.         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

25.         Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

25.1.    Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

25.2.     Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

25.3.      Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in Section 5 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

25.4.       To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

25.5.     While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code) provided that the Company Group act in reasonable good faith in connection with complying with Section 409A of the Code.

26.      Successors and Assigns; No Third-Party Beneficiaries.

26.1.     This Agreement shall inure to the benefit of the Company and its respective permitted successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to any person other than to an acquiror of all or substantially all of the assets of the Company who assumes the agreement in writing.

26.2.      Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

26.3.     Except as otherwise set forth in Section 5.3 or Section 26.2 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

27.        Notification to Subsequent Employer. When Executive’s employment with the Company terminates, Executive agrees to notify any subsequent employer of the protective covenants sections contained in this Agreement. Executive will also deliver a copy of such notice to the Company before Executive commences employment with any subsequent employer. In addition, Executive authorizes the Company to provide a copy of the protective covenants sections of this Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated or possible future employer.

28.        Notice.

28.1.       Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

28.2.      Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

29.        Representations of Executive. Executive represents and warrants to the Company that:

29.1.      Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

29.2.       Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which Executive is or may be bound; and

29.3.      In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment or service with any prior service recipient.

30.       Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

31.       Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

Comtech Telecommunications Corporation

By:	/s/ Michael A. Bondi
Name: Michael A. Bondi
Title: Chief Financial Officer

Executive

By:	/s/ John Ratigan
Name: John Ratigan

Appendix A

Definitions

“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 4.6 hereof, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including the Equity Plan and related award grants, and (iv) all rights to indemnification and directors and officers liability insurance coverage.

“Base Salary” shall mean the salary provided in Section 4.1, as in effect from time to time.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) Executive’s willful misconduct, gross negligence, dishonesty, misappropriation, breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses, (ii) Executive’s conviction of or pleading of guilty or nolo contendere with regard to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (iii) Executive’s failure to perform Executive’s duties (other than a failure resulting from Executive’s Disability), (iv) Executive’s failure to comply with any valid and legal directive of the Board; (v) Executive’s material violation of the Company’s written policies or codes of conduct, including written policies relating to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (vi) Executive’s material breach of any obligation under this Agreement or any other written agreement with the Company. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the delivery date of the notice of termination within which to cure any acts constituting Cause. The Company may place Executive on paid leave for up to 60 days while it is determining whether there is a basis to terminate Executive’s employment for Cause. Such paid leave will not constitute Good Reason.

“Change in Control” shall have the meaning set forth in the Equity Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

“Disability” shall have the meaning set forth in the Equity Plan.

“Employment Term” shall mean the period during which Executive is employed by the Company, as specified in Section 2 hereof.

“Equity Plan” shall mean the Company’s 2023 Stock Incentive Plan, as amended from time to time.

 “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s written consent: (i) a material reduction in Executive’s Base Salary, (ii) any material breach by the Company of any material provision of this Agreement, (iii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law, (iv) a material diminution in the nature or scope of Executive’s authority or responsibilities from those applicable to Executive as of the Effective Date (or as modified thereafter consistent with this Agreement); or (v) a material diminution in the duties associated with the positions described in Section 2 as such duties are constituted as of the Effective Date; provided, that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (i), (ii), (iii), (iv), or (v) shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after the initial occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within sixty (60) days after the date of delivery of the notice referred to in clause (x) above. Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 5.6. Notwithstanding the foregoing, the Board’s decision to remove Executive as a member of the Board or as a member of any other directorship or committee of the Company Group shall not constitute Good Reason.

“Release of Claims” shall mean the Release of Claims in the form provided to Executive on or following the Termination Date.

“Share Price” shall mean the closing price of the common stock of the Company on the Nasdaq Stock Market on the date that the equity awards outlined in this Agreement are approved by the Board.
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